NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                FOR IMMEDIATE RELEASE

July, 22, 2008

NORFOLK SOUTHERN REPORTS RECORD RESULTS;

NET INCOME INCREASES 15 PERCENT

For second-quarter 2008 vs. second-quarter 2007:

•                    Railway operating revenues increased 16 percent to a record $2.8 billion.

•                    Income from operations increased 16 percent to a record $799   million.

•                    Net income increased 15 percent to a record $453 million.

•                    Diluted earnings per share rose 20 percent to a record $1.18.

NORFOLK, VA. - For the second quarter of 2008, Norfolk Southern Corporation (NYSE: NSC) reported record net income of $453 million, or $1.18 per diluted share, compared with $394 million, or $0.98 per diluted share, for the same period of 2007. Second-quarter railway operating revenues were a record $2.8 billion, up 16 percent compared with the second quarter of 2007.

            "Norfolk Southern delivered record financial results during the quarter, reporting continuing strength in our coal, agriculture, and metals markets," said Norfolk Southern CEO Wick Moorman. "Looking ahead, our franchise should continue to benefit from a broad and balanced customer base as well as from rail's inherent advantages over other transportation modes - safety and reliability, fuel efficiency, and environmental sustainability."

Although continued weakness in the automotive- and housing-related industries contributed to a 2 percent reduction in traffic volume compared with the same quarter last year, higher average revenue per unit more than offset the effect of reduced volumes.

Compared to the second quarter of 2007, general merchandise revenues increased 10 percent to a record $1.5 billion, coal revenues climbed 34 percent to a record $775 million, and intermodal revenues increased 11 percent to a record $532 million in the second quarter of 2008.

Railway operating expenses increased 16 percent to $2 billion for the second quarter compared with the same period of 2007, primarily due to higher fuel expense, which rose by $212 million, or 76 percent.

The railway operating ratio for the quarter was 71.1 percent, about even compared with second-quarter 2007.

           Norfolk Southern Corporation is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)